Exhibit 10.6

EXECUTIVE COPY

MEMBERS AGREEMENT

This MEMBERS AGREEMENT (this “Agreement”) is made as of March 1, 2004 by and among Atlantic Broadband Group, LLC, a Delaware limited liability company (the “Company”), ABRY Partners IV, L.P., a Delaware limited partnership (“ABRY”), the other Members (as defined herein) and Option Holders (as defined herein) signatories hereto as of the date hereof and the Members and Option Holders who are from time to time joined hereto after the date hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Section 1 hereof.

WHEREAS, each Member and Option Holder holds the number and type of Member Interests set forth opposite such Member’s or Option Holder’s name on Schedule I attached hereto; and

WHEREAS, the parties hereto desire to enter into this Agreement for the purposes, among others, of (i) assuring continuity in the management and ownership of the Company and (ii) limiting the manner and terms by which the Member Interests may be transferred.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings:

“ABRY Member” means any Member who holds ABRY Member Interests but only with respect to, and to the extent that such Member holds, ABRY Member Interests.

“ABRY Member Interests” means those Member Interests initially issued to ABRY or its Affiliates (including, except for the purposes of Section 2(a)(i) hereof, AMP).

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“AMP” means ABRY Mezzanine Partners, L.P., a Delaware limited partnership.

“Approved Sale” means the sale of the Company, in a single bona fide arm’s length transaction or a series of related bona fide arm’s length transactions, to a third party (which is not (i) an Affiliate of the Company or of the Approving Members, (ii) a Person that qualifies as a Permitted Transferee of any Affiliate of the Company or any Approving Member or (iii) a group consisting of any of the foregoing), (i) pursuant to which such third party proposes to acquire Common Units representing a majority of the outstanding Points on a fully diluted basis (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Common Units or otherwise), or all or substantially all of the consolidated assets of the Company, (ii) which has been approved by the Board and the holders of Voting Units (as defined in the Operating Agreement) representing a majority of the Points represented by Voting Units (the “Approving Members”), and (iii) pursuant to which, upon the consummation of the Approved Sale, each holder of Equity Securities shall receive the same form of consideration and the same portion of the aggregate net consideration (following the payment of the reasonable expenses incurred by holders of Equity Securities in connection with such Approved Sale to the extent such expenses are approved by the Approving Members and are not otherwise paid by the Company or the acquiring party) as such holder would have received if such aggregate net consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Operating Agreement as in effect immediately prior to the consummation of the Approved Sale (and, if less than all of the outstanding Equity Securities are being sold in the Approved Sale, then the form and portions of aggregate consideration shall be determined as if the Equity Securities included in the Approved Sale were all of the outstanding Equity Securities then outstanding), or, if any holders of any type of Equity Securities are given an option as to the form and amount of consideration to be received, all holders of Equity Securities of such type are given the same option.

“Asset Purchase Agreement” has the meaning set forth in the Preferred Securities Purchase Agreement.

“Board” means the Company’s board of managers and any committee or subcommittee thereof.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York, New York are authorized or required by law to close.

“Cash Equity Contribution Adjustment” has the meaning set forth in the Preferred Securities Purchase Agreement.

“Class A Common Unit” means the Company’s Class A Common Units (as defined in the Operating Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class A Common Units are hereafter changed or exchanged for different Units, interests or securities of the Company, such other Units, interests or securities, and any other Class A Common Units of the Company hereafter issued.

“Class B Common Unit” means the Company’s Class B Common Units (as defined in the Operating Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class B Common Units are hereafter changed or exchanged for different Units, interests or securities of the Company, such other Units, interests or securities, and any other Class B Common Units of the Company hereafter issued.

“Class C Common Unit” means the Company’s Class C Common Units (as defined in the Operating Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class C Common Units are hereafter changed or exchanged for different Units, interests or securities of the Company, such other Units, interests or securities, and any other Class C Common of the Company hereafter issued.

“Class D Common Unit” means the Company’s Class D Common Units (as defined in the Operating Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class D Common Units are hereafter changed or exchanged for different Units, interests or securities of the Company, such other Units, interests or securities, and any other Class D Common Units of the Company hereafter issued.

“Class E Common Unit” means the Company’s Class E Common Units (as defined in the Operating Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class E Common Units are hereafter changed or exchanged for different Units, interests or securities of the Company, such other Units, interests or securities, and any other Class E Common Units of the Company hereafter issued.

“Common Capital Value” has the meaning set forth in the Operating Agreement.

“Common Member” means any Member who holds Common Units but only with respect to, and to the extent that such Member holds, Common Units.

“Common Units” has the meaning set forth in the Operating Agreement. For purposes of this Agreement, a Person will be deemed to be a holder of Common Units whenever such Person has the right to acquire directly or indirectly such Common Units (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected. The Series A Preferred Units are not Common Units.

“Confidential Information” means all information (whether technical, marketing, business, financial or otherwise), in whatever form (whether tangible, orally communicated, physically communicated or disclosed in writing, electronically or otherwise, including without limitation information disclosed by samples or demonstrations of processes, techniques or equipment) which is disclosed to any Member or Option Holder prior to or subsequent to the date of this Agreement and which relates in any way to the Company or any of its Subsidiaries, their respective technology and their respective businesses, including any information received by any Member or Option Holder in connection with any Board observer rights to which such Member or Option Holder is entitled pursuant to Section 3 hereof or any other Transaction Document; provided that Confidential Information shall not include, as to any particular Member or Option Holder, information that (a) was publicly known or otherwise known to such Member or Option Holder at the time it was disclosed to such Member or Option Holder, (b) subsequently becomes publicly known through no act or omission by such Member or Option Holder or any Person acting on its behalf, (c) otherwise becomes known to such Member or Option Holder (other than through disclosure by the Company or any Subsidiary) from a source that to the knowledge of such Member or Option Holder is not subject to a requirement of confidentiality with respect to the Company or any Subsidiary or such information or (d) constitutes financial statements delivered to such Member or Option Holder that are otherwise publicly available.

“Continuing Class A-1 Common Holder” means OHCP, at any time when the Oak Hill Purchasers, together with their Affiliates, hold Class A Common Units that constitute a majority of the Class A Common Units acquired by the Oak Hill Purchasers on the date of this Agreement.

“Continuing Class A-2 Common Holder” means (i) Northwestern, at any time when Northwestern, together with its Affiliates, holds Class A Common Units that constitute a majority of the Class A Common Units acquired by Northwestern on the date of this Agreement, or (ii) New York Life, at any time when New York Life, together with its Affiliates, holds Class A Common Units that constitute a majority of the Class A Common Units acquired by New York Life on the date of this Agreement.

“Continuing Class E Common Holder” means (i) Northwestern, at any time when Northwestern, together with its Affiliates, holds Class E Common Units that constitute a majority of the Class E Common Units acquired by Northwestern on the date of this Agreement, or (ii) New York Life, at any time when New York Life, together with its Affiliates, holds Class E Common Units that constitute a majority of the Class E Common Units acquired by New York Life on the date of this Agreement.

“Continuing Series A Preferred Holder” means (i) Northwestern, at any time when Northwestern, together with its Affiliates, holds Series A Preferred Units that constitute a majority of the Series A Preferred Units acquired by Northwestern on the date of this Agreement, or (ii) New York Life, at any time when New York Life, together with its Affiliates, holds Series A Preferred Units that constitute a majority of the Series A Preferred Units acquired by New York Life on the date of this Agreement.

“Convertible Security” has the meaning set forth in the Operating Agreement.

“Delaware Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Equity Securities” of the Company or any successor corporation of the Company means (i) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) of the Company or such successor corporation and (ii) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any stock, interest, participation or security described in clause (i) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction as determined by the unanimous resolution of the Board.

“GAAP” means, at any date of determination, generally accepted accounting principles in effect in the United States at such time and which are consistently applied.

“Governmental Authority” means any Federal, state, local or foreign government, or other entity (including, without limitation, any governmental or quasi-governmental agency or authority) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holdings” means Atlantic Broadband Holdings I, LLC, a Delaware limited liability company.

“Independent Financial Adviser” means a nationally recognized accounting, appraisal, investment banking firm or consultant in the United States that is, in the good faith judgment of the Board, independently qualified to perform the task for which it has been engaged.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Majority of the Board” means, at any time, a combination of the directors on the Board having a majority of the votes (as determined in accordance with the Operating Agreement) of all of such directors who are then elected.

“Management Member” means any Member that holds Class B Common Units and/or Class D Common Units but only with respect to, and to the extent that such Member holds, Class B Common Units and/or Class D Common Units.

“Marketable Securities” means securities listed on a national securities exchange or quoted in the NASDAQ Stock Market System.

“Material Adverse Effect” means (i) a material adverse effect on the business, assets, operations, or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (ii) material impairment of the Company’s ability to perform any of its obligations under this Agreement or any of the other Transaction Documents or (iii) a material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Member Interests under this Agreement or the other Transaction Documents.

“Members” means each holder of Member Interests identified as a Member on Schedule I attached hereto as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who hereafter acquires Member Interests and becomes a party to this Agreement pursuant to a joinder substantially in the form of Exhibit A attached hereto.

“Member Interests” means (i) any Unit, (ii) any Option and (iii) any Equity Securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) and (ii) above by way of distribution or of a combination, exchange, conversion or division of such securities or in connection with a recapitalization, merger, consolidation or other reorganization. As to any particular Units, Options or other Equity Securities constituting Member Interests, such Units, Options or other Equity Securities will cease to be Member Interests when they have been sold in a Public Sale, an Approved Sale, or upon the consummation of a Qualified Public Offering. For purposes of this Agreement, a Person will be deemed to be a holder of Member Interests whenever such Person has the right to acquire directly or indirectly such Member Interests (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Merrill” means Merrill Lynch Capital Corporation.

“New York Life” means New York Life Capital Partners, L.P.

“Non-Management Member” means any Member that is not a Management Member.

“Northwestern” means The Northwestern Mutual Life Insurance Company.

“Oak Hill Member Interests” means those Member Interests initially issued to the Oak Hill Purchasers or their Affiliates.

“Oak Hill Purchasers” means OHCP, Oak Hill Capital Management Partners, L.P., OHCP Atlantic, L.L.C. and The Board of Trustees of the Leland Stanford Junior University (DAPER 2).

“OHCP” means Oak Hill Capital Partners, L.P., a Delaware limited partnership.

“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, by and among the Company and the Members and Option Holders party thereto, as amended, restated or otherwise modified from time to time.

“Option” has the meaning set forth in the Operating Agreement.

“Option Holders” means each holder of an Option identified as an Option Holder on Schedule I attached hereto as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who hereafter acquires an Option and becomes a party to this Agreement as an “Option Holder” pursuant to a joinder substantially in the form of Exhibit B attached hereto and who is identified as an Option Holder on Schedule I attached hereto.

“Other Members” means, with respect to any Member, all Members other than such Member.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Points” has the meaning set forth in the Operating Agreement. Except as otherwise provided in this Agreement, the number or percentage of Points with respect to any Unit for purposes of this Agreement will be the number or percentage of the Points that such Unit has for purposes of Section 7.2(h) of the Operating Agreement. For purposes of calculating (i) the number of Common Units an Option Holder or any other Member will be entitled to sell in a contemplated Transfer pursuant to Section 5(a) hereof, (ii) the number of Options or Common Units, as the case may be, an Option Holder or any other Member will be entitled to purchase pursuant to Section 5(b) hereof and (iii) the number of Offered Units an Option Holder or any other Member will be offered by the Company and entitled to purchase pursuant to Section 8 hereof, such Option Holder shall be deemed to own the number of Common Units for which such Option Holder’s Options may be exercised at the time such Option Holder (i) gives notice to the Transferring Member of such Option Holder’s desire to participate in the proposed Transfer, (ii) delivers a Participation Notice or (iii) delivers an Election Notice, as applicable.

“Preferred Securities Purchase Agreement” means the Preferred Securities Purchase Agreement, dated as of the date hereof, by and among the Company and the purchasers parties thereto, as in effect from time to time.

“Public Sale” means any sale of Member Interests to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

“Qualified Member” means any Member that either holds any Series A Preferred Unit, holds any Class E Common Unit, or is a Continuing Class A-2 Common Holder.

“Qualified Public Offering” means any sale, in an underwritten public offering registered under the Securities Act, of Equity Securities having an aggregate value of at least $75.0 million.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Members and Option Holders party thereto, as in effect from time to time.

“Requirements of Law” means, as to any Person, the articles or certificate of incorporation and bylaws or other organizational, constitutive or governing documents of such Person, and any law, treaty, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Series A Preferred Units” has the meaning set forth in the Operating Agreement.

“Significant Subsidiaries” has the meaning set forth in the Preferred Securities Purchase Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control or have the right to appoint, as the case may be, the managing director, manager, board of advisors, a general partner or other governing body of such partnership, limited liability company, association or other business entity by means of ownership interest, agreement or otherwise.

“Transaction Documents” means, collectively, (i) this Agreement, (ii) the Operating Agreement, (iii) the Registration Rights Agreement, (iv) the Preferred Securities Purchase Agreement, (v) the Incentive Unit Purchase Agreements, dated as of the date hereof, by and between the Company and the respective Management Members that are parties thereto, (vi) the Investors Securities Purchase Agreement, dated as of the date hereof, by and among the Company and the Members that are parties thereto, and (vii) the Option Agreement, dated as of the date hereof, by and between the Company and GE Capital Corporation, in each case, as in effect from time to time.

“Unit” has the meaning set forth in the Operating Agreement.

“Unitholder” has the meaning set forth in the Operating Agreement.

“Unpaid Yield” has the meaning set forth in the Operating Agreement.

“Vested Incentive Units” means Class D Common Units that have vested pursuant to the terms and conditions of the incentive unit purchase agreement or other document pursuant to which such Units were acquired by the holder thereof or any other document governing the vesting of such Units.

2. Board of Managers.

(a) Until the provisions of this Section 2 cease to be effective, each Member shall vote all of his or its Member Interests which are entitled to vote and over which such Member has voting control and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a member, manager, director, member of a committee of the

Board, or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable actions within its control (including calling special Board and member meetings), so that:

(i) three directors (the “ABRY Directors”) designated by Persons owning a majority of the ABRY Member Interests (“ABRY Majority Members”) shall be elected to the Board;

(ii) one director (the “Oak Hill Director”) designated by the Persons owning a majority of the Oak Hill Member Interests (“Oak Hill Majority Members”) shall be elected to the Board;

(iii) the then current chief executive officer of the Company (the “CEO Director”) shall be elected to the Board;

(iv) Edward Holleran (the “COO Director”) shall be elected to the Board, for so long as he serves as the chief operating officer of the Company; and

(v) one independent director (the “Independent Director”) shall be elected to the Board by a Majority of the Board; provided that, for purposes of this clause (v), a director shall be “independent” if such director (A) is not an Affiliate of the Company or any of its Affiliates, (B) is not otherwise an employee of the Company or any of its Subsidiaries or Affiliates and (C) does not accept any consulting, advisory or other compensatory fee from the Company or any of its Subsidiaries other than in his or her capacity as the Independent Director;

(vi) (A) any ABRY Director may be removed as a director at the written request of ABRY Majority Members; provided that no ABRY Director will be removed from such position except as provided in this clause (vi)(A), (B) the Oak Hill Director may be removed as a director at the written request of Oak Hill Majority Members; provided that the Oak Hill Director will not be removed from such position except as provided in this clause (vi)(B), (C) the CEO Director shall be removed as a director automatically and without further action of the Members if such CEO Director ceases to be the chief executive officer of the Company, (D) Edward Holleran shall be removed as a director automatically and without further action of the Members if Edward Holleran ceases to be the chief operating officer of the Company, and (E) the Independent Director may be removed as a director at the written request of a Majority of the Board;

(vii) if (A) any ABRY Director ceases to serve as a director during his or her term of office, the resulting vacancy on the Board shall be filled by a representative designated as provided in Section 2(a)(i) above, (B) the Oak Hill Director ceases to serve as a director during his or her term of office, the resulting vacancy on the Board shall be filled by a representative designated as provided in Section 2(a)(ii) above, (C) the CEO Director ceases to serve as a director during his or her term of office, the resulting vacancy on the Board shall be filled by the next individual appointed chief executive officer of the Company, (D) Edward Holleran ceases to serve as a director during his term of office, the resulting vacancy on the Board may filled at the election of a Majority of the Board by a director appointed by a Majority of the Board and (E) the Independent Director ceases to serve as a director, the resulting vacancy on the Board shall be filled in the manner provided in Section 2(a)(v) above;

(viii) at all times, the Oak Hill Director shall be a member of the board of directors or board of managers, as applicable, of each of the Company’s Subsidiaries (each a “Sub Board”) and each committee of the Board or any Sub Board, unless the Oak Hill Director (by vote at a meeting of the Board or any Sub Board or by written consent in lieu of such a meeting) or the Oak Hill Majority Members (in writing) otherwise agree. The provisions of Article III of the Operating Agreement relating to the Board and the directors shall apply to each Sub Board and each committee of the Board or any Sub Board, mutatis mutandi.

(b) The Company shall pay or reimburse the reasonable out-of-pocket expenses incurred by each member of the Board in connection with attending the meetings of the Board or any Sub Board and each committee thereof.

(c) At the first meeting of the Board after the date of this Agreement, the Board shall adopt a set of standards of business conduct which shall establish reasonable and prudent policies and guidelines for the Company, its Subsidiaries and their employees, including with respect to the following matters: conflicts of interest, ethical practices, trade regulation, payment and procurement policies, legal compliance, employment discrimination, sexual harassment and environmental management.

(d) As and when the same are required to be delivered pursuant to Section 5A of the Preferred Securities Purchase Agreement, the Company will deliver to the Oak Hill Director (or to OHCP, on his or her behalf) those reports and other materials that are described in such Section 5A but that are not required to be delivered pursuant to Section 13 of this Agreement. In addition, the Company will deliver to the Oak Hill Director (or to OHCP, on his or her behalf) any other information concerning the Company and its Subsidiaries that the Oak Hill Director may reasonably request.

(e) The provisions of this Section 2 shall terminate automatically and be of no further force and effect upon a Qualified Public Offering or an Approved Sale.

3. Observer Rights. Each Qualified Member shall have the right to designate one (1) natural Person (each, a “Board Observer”) to attend (in person or telephonically, at such Person’s option) each meeting of the Board and the board of directors of each of the Company’s Significant Subsidiaries and any committee of any such board of directors; provided that such Qualified Member will notify the Company from time to time of the identity of such Qualified Member’s Board Observer and such Board Observer’s address (including facsimile number) for notice and other communications; provided, further, that any Board Observer may be excluded from any such meeting to the extent that the Board or such other board of directors (or such committee) determines in good faith that such exclusion is required to preserve any evidentiary privilege or any portion of any such meeting during which the respective interests of the

Company and its Subsidiaries and those of the Qualified Member in question, as to the matter(s) to be discussed or actions to be taken during such portion of such meeting, conflict (in the good faith judgment of such board of directors). The Company will send, or cause to be sent, to each Qualified Member the notice of the time and place of any such meeting in the same manner and at the same time as notice is sent to the members of each such board of directors or committee, as the case may be. The Company shall also provide, or cause to be provided, to each Qualified Member copies of all notices, reports, minutes and other documents and materials at the same time and in the same manner as they are provided to the members of each such board of directors or committee; provided that the failure to deliver or make available one or more of the items described in this sentence or the preceding sentence will have no impact on the validity of any action taken by such board of directors or such committee. If the Company or any of its Significant Subsidiaries proposes to take any action by written consent in lieu of a meeting of its board of directors or any committee thereof, the Company or such Significant Subsidiary shall give a copy thereof to each Qualified Member within five (5) Business Days following the effective date of such consent; provided that the failure to deliver or make available one or more of the items described in this sentence will have no impact on the validity of any action taken by such board of directors or committee. The Board shall meet at least four (4) times per calendar year. The Company shall reimburse, or cause one of its Subsidiaries to reimburse, each Board Observer for all reasonable, documented out-of-pocket costs incurred by him or her in connection with traveling to and from and attending such meetings of any such board of directors and committees of any such board of directors.

4. Conflicting Agreements. Each Member and Option Holder represents that such Member or Option Holder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement or the Operating Agreement, and no Member or Option Holder shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement or the Operating Agreement.

5. Restrictions on Transfer of Member Interests. No holder of Member Interests shall Transfer (as defined below) any interest in any Member Interest except (i)(A) in accordance with the terms and conditions of this Section 5 and Section 12 below, (B) pursuant to an Approved Sale in accordance with Section 6 below or (C) pursuant to a Public Sale and (ii) in accordance with the terms and conditions of the Operating Agreement. Except for any Transfer made pursuant to Section 5(a), Section 5(c) or Section 6 below, no Management Member may Transfer any Class B Common Units and/or Class D Common Units held by such Management Member unless such Transfer is approved in writing by a Majority of the Board and otherwise complies with the terms and conditions of this Section 5, Section 12 below and the Operating Agreement.

(a) Tag Along Rights. Subject to Section 5(c) below, at least 30 days prior to any sale, transfer, assignment, pledge or other transfer or disposal (a “Transfer”) of Units by any ABRY Member to a Person other than a Permitted Transferee of such ABRY Member, the ABRY Member (the “Transferring Member”) proposing to transfer such Units shall deliver a written notice (the “Sale Notice”) to the Company and to each Other Member and each Option Holder, specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer. Each Other Member and each Option Holder may elect to participate in the contemplated Transfer, on the same terms as those set forth in the Sale Notice except as set forth in this Section 5(a), by delivering written notice to the Transferring Member within 10 days following delivery of the Sale Notice; provided that a Management Member shall have the right to so participate only with respect to Class B Common Units and Vested Incentive Units held by such Management Member at the time of delivery of such Sale Notice; provided, further, that an Option Holder may exercise participation rights with respect to a Transfer pursuant to this Section 5(a) only if such Option Holder exercises all or part of such Option Holder’s Option, which exercise may be made by the Option Holder concurrently with, and contingent upon, the consummation of such Transfer. If one or more Other Members and/or Option Holders have elected to participate in such Transfer, each of the Transferring Member and such Other Member or Option Holder shall be entitled to sell in the contemplated Transfer a number of (i) Common Units (if Common Units are being Transferred by the Transferring Member) of any class (subject, in the case of a sale by any Management Member or Option Holder, to the provisos in the immediately preceding sentence) representing a number of Points equal to the product of (A) the quotient determined by dividing (x) the percentage of Points represented by the Common Units owned by such Member or Option Holder by (y) the aggregate percentage of Points represented by the Common Units owned by the Members and Option Holders participating in such Transfer, multiplied by (B) the aggregate number of Points represented by the Common Units to be sold in the contemplated Transfer and (ii) Series A Preferred Units (if Series A Preferred Units are being transferred by the Transferring Member) representing a number of Series A Preferred Units equal to the product of (A) the quotient determined by dividing (x) the number of Series A Preferred Units owned by such Member or Option Holder by (y) the total number of Series A Preferred Units represented by the Series A Preferred Units owned by the Members and Option Holders participating in such Transfer, multiplied by (B) the aggregate number of Series A Preferred Units to be sold in the contemplated Transfer; provided, in each case, that each Member and Option Holder participating in such Transfer shall receive the same form of consideration and the same portion of the aggregate net consideration (net of any post-closing adjustments following the payment of the reasonable expenses incurred by the Members and Option Holder in connection with such Transfer to the extent such expenses are approved by the Transferring Member and are not otherwise paid by the Company or the acquiring party) as such holder would have received if such aggregate net consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Operating Agreement as in effect immediately prior to the consummation of the Transfer (assuming that the Units included in the Transfer were all of the Equity Securities then outstanding); provided, further, that if the Transferring Member is AMP, then an Other Member or Option Holder may elect to participate in such Transfer only if such Other Member or Option Holder is able to and does elect to include in such Transfer Units of each class or series of Units that AMP has proposed to include in such Transfer, in the same proportions among such classes or series (if more than one) as AMP has proposed to include in such Transfer (treating Class A-1 Common Units and Class A-2 Common Units as a single “class” for purposes of this Section 5(a), and treating Class E-1 Common Units and Class E-2 Common Units as a single “class” for purposes of this Section 5(a)), and AMP shall not be required to give a Sale Notice to any Other Holder or Option Holder who does not hold Units of the classes and/or series that would permit such Other Holder or Option Holder to participate in such Transfer in compliance with this proviso; provided, further, that notwithstanding anything in the immediately preceding proviso to the contrary, if immediately prior to any such Transfer by AMP, AMP owns the same or a greater number of Series A Preferred Units or Class E Common Units or both than Merrill and immediately following and as a result of such Transfer AMP would own a lesser number of Series A Preferred or Class E Common Units or both than Merrill, then Merrill (notwithstanding that at such time Merrill may not own Units of each of the classes and/or series that AMP proposes to Transfer) may elect to participate in such Transfer by selling in such Transfer (in the place of Units that AMP would otherwise be able to sell in such Transfer) up to the amount of Units of such class or series such that Merrill holds no more than the amount of such Units of such class or series to be owned by AMP immediately following and after giving effect to such Transfer. Each Member or Option Holder transferring Units pursuant to this Section 5(a) shall be obligated to make customary representations and warranties as to such Member or Option Holder and the Units such Member or Option Holder is transferring and join in any indemnification or other obligations that the Transferring Member agrees to provide in connection with such Transfer; provided, that each such joining Member’s or Option Holder’s liability arising under any such indemnification or other obligation with respect to such Transfer (i) shall be several and not joint and limited to its pro rata share (based on the percentage of net cash proceeds received by such Member or Option Holder pursuant to such Transfer) of such liability and (ii) shall in no event exceed the aggregate net cash proceeds actually received by such holder in connection with such Transfer. This Section 5(a) shall not apply to any Transfer pursuant to Section 6 below.

The Transferring Member shall use its commercially reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Other Members and Option Holders in any contemplated Transfer as provided in this Section 5(a), and the Transferring Member shall not Transfer any of its Units to the prospective Transferee(s) if the prospective Transferee(s) declines to allow the participation of the Other Members and Option Holders as contemplated by this Section 5(a).

(b) First Offer Rights.

(i) Subject to Section 5(c) below, at least 30 days prior to any Transfer (A) of Common Units by any Common Member (other than a Transfer by an ABRY Member or a Transfer of Class E Common Units together with a proportionate number of Series A Preferred Units) or (B) of any Option by any Option Holder, the Member or Option Holder making such Transfer (the “Offering Member”) shall deliver a written notice (the “Transfer Notice”) to each Member and Option Holder other than such Offering Member (the “Eligible Purchasers”) specifying in reasonable detail the number (and type) of Member Interests proposed to be Transferred (the “Specified Securities”), the proposed purchase price therefor and the other material terms and conditions of the proposed Transfer.

(ii) Each Eligible Purchaser may elect to purchase all or any portion of the Specified Securities, upon the same terms and conditions as those set forth in the Transfer Notice, by delivering a written notice (a “Participation Notice”) of such election to the Offering Member within 15 days after the Transfer Notice has been delivered to the Eligible Purchasers (the “Option Period”); provided that, if the Eligible Purchasers in the aggregate do not elect to purchase all of the Specified Securities, then no Eligible Purchaser shall be entitled to purchase any Specified Securities and the Offering Member may transfer the Specified Securities at a price and on terms no more favorable to the transferee(s) thereof than specified in the Transfer

Notice during the 180-day period immediately following the expiration of the Option Period. Any Member Interests not transferred within such 180-day period will be subject to the provisions of this Section 5(b) upon subsequent transfer.

(iii) If the Eligible Purchasers have in the aggregate elected to purchase more than the number of Specified Securities being offered by the Offering Member, each Eligible Purchaser who has elected to purchase Eligible Securities shall be entitled to purchase from the Offering Member up to a number of Specified Securities (such number being such Eligible Purchaser’s “Pro Rata Share”) representing a number of Points equal to the product of (i) the quotient determined by dividing (A) the percentage of Points represented by the Common Units owned by such Eligible Purchaser by (B) the aggregate percentage of Points represented by the Common Units owned by the Eligible Purchasers participating in such purchase, multiplied by (ii) the aggregate number of Points represented by the Specified Securities. If and to the extent any such Eligible Purchaser’s Pro Rata Share exceeds the number of Eligible Securities that such Eligible Purchaser specified that it wished to purchase in its Participation Notice (the “Desired Amount”), then the number of Specified Securities in excess of such Desired Amount shall be reallocated among the other Eligible Purchasers that are participating in such sale in accordance with the formula set forth in the preceding sentence as if such Eligible Purchaser were not participating in such sale and such reallocation shall continue until (i) all Eligible Securities have been allocated or (ii) each Eligible Purchaser that has elected to participate in such sale has been allocated its Desired Amount.

(c) Permitted Transfers. Subject to the succeeding three sentences of this Section 5(c), the restrictions contained in this Section 5 shall not apply with respect to any Transfer of Units by any Member or Options by any Option Holder (i) in the case of an individual Member or Option Holder, pursuant to applicable laws of descent and distribution or to such Member’s or Option Holder’s parent, spouse, descendants or a trust formed exclusively for the benefit of one or more of the foregoing, or (ii) in the case of any Member or Option Holder that is an entity, any Transfer (including by way of distribution) to its members, partners or shareholders in respect of and in direct proportion to such member’s, partner’s or shareholder’s ownership of other interest in such entity, or any Transfer to its Affiliates, employees, directors, advisors, consultants or employees, directors, advisors or consultants of its Affiliates. All transferees of Transfers permitted under this Section 5(c) are collectively referred to herein as “Permitted Transferees” and such transferred Member Interests shall remain subject to the terms of this Agreement and any restrictions on Transfer set forth in the Operating Agreement. A Permitted Transferee of Units or Options may Transfer such Units or Options pursuant to this Section 5(c) only to the transferor Member or Option Holder, as the case may be, or to a Person that is a Permitted Transferee of such transferor Member or Option Holder, as the case may be. No Member or Option Holder shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void ab initio.

(d) Termination of Restrictions. The restrictions on transfer with respect to any Member Interest shall terminate at the time such Member Interest is sold in a Public Sale, an Approved Sale or upon a Qualified Public Offering.

6. Sale of the Company.

(a) In the event of an Approved Sale, each Member and Option Holder shall (i) consent to the Approved Sale, (ii) waive and agree not to pursue any dissenter’s rights and other similar rights, (iii) in the case of any Option Holder, take all such actions as may be necessary or desirable to exercise the Option in full (or to exercise the applicable portion thereof), which exercise may be made by the Option Holder concurrently with and contingent upon the consummation of such Approved Sale, and (iv) if the Approved Sale is structured as a sale of securities, agree to sell its Member Interests (or applicable portion thereof) on the terms and conditions of the Approved Sale; provided; that (i) each Member and Option Holder participating in such Approved Sale shall receive the same form of consideration and the same portion of the aggregate net consideration (net of any post-closing adjustments and following the payment of the reasonable expenses that are approved by Approving Holders and are not otherwise paid by the Company or the acquiring party) as such holder would have received if such aggregate net consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Operating Agreement as in effect immediately prior to the consummation of the Approved Sale (assuming that the Member Interests included in the Transfer were all of the Equity Securities then outstanding); (ii) notwithstanding the preceding clause (i), the holders of Series A Preferred Units will be entitled to receive cash consideration even if the consideration to be paid to the holders of Common Units and Options consists in part or in whole of non-cash consideration, so long as all holders of Common Units and Options receive the same form(s) of non-cash consideration and the amount of the total net consideration described in the preceding clause (i); and (iii) that, if any non-cash consideration (other than Marketable Securities) is received by any Member or Option Holder in connection with an Approved Sale, (A) such Member or Option Holder shall be given the right to participate pro rata in any subsequent Transfer by any ABRY Member of any such non-cash consideration on a basis equivalent to that provided in Section 5(a) and (B) ABRY shall use its commercially reasonable efforts to ensure that all Other Members and Option Holders receive the benefit of any preemptive or other rights (including, without limitation, registration rights) that any ABRY Member is able to negotiate regarding the subsequent Transfer of such non-cash consideration or future issuances of Equity Securities by the issuer of such non-cash consideration. Each Member and Option Holder will take all necessary and desirable lawful actions as reasonably directed by the Board and the Approving Members in connection with the consummation of any Approved Sale, including without limitation executing the applicable purchase agreement pursuant to which each holder of Member Interests will severally (but not jointly) make representations and warranties concerning solely (i) the beneficial ownership of the Member Interests (if any) to be sold by such holder, and (ii) such holder’s ability to execute such sale contract and necessary ancillary documents and perform the obligations thereunder, and provide indemnities solely in respect of such representations and warranties made by such holder.

(b) If the Approving Holders enter into any negotiation or transaction for which Rule 506 promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a sale of assets, merger, consolidation or other reorganization), each holder of Member Interests who is not an “accredited investor,” as that term is defined in Regulation D promulgated under the Securities Act, will, at the request of the Company, appoint either a purchaser representative (as such term is defined in Rule 501)

designated by the Company, in which event the Company will pay the fees of such purchaser representative, or another purchaser representative (reasonably acceptable to the Company), in which event such holder will be responsible for the fees of the purchaser representative so appointed.

(c) Each holder of Member Interests agrees that, if the Approving Holders so request, the agreements relating to the Approved Sale may provide for indemnity by each holder of Member Interests in respect of representations and warranties regarding the Company, its Subsidiaries and their respective assets, properties, liabilities, operations and businesses (collectively, the “Company Reps”) not made by such holder of Member Interests, so long as the sole source for payment of any such indemnity (a “Company Loss”) will be funds (the amount of which for each holder shall not exceed the aggregate net cash proceeds that otherwise would have been received by such holder in connection with such Approved Sale) deposited in escrow for such purpose or otherwise segregated and withheld from the proceeds otherwise distributed to the selling persons, as Approving Holders may determine, and any Company Losses will be borne by the selling persons as described in the first sentence of Section 6(a) above as if they were post-closing adjustments.

(d) No consideration or fee shall be paid or provided to the Approving Holders or any of their Affiliates or any Persons that would qualify as Permitted Transferees of the Approving Holders in any manner (including, without limitation, in connection with a non-compete agreement, consulting agreement or any other agreement, arrangement or understanding) in connection with an Approved Sale, which would cause the Approving Holders or any their Affiliates or any Persons that would qualify as Permitted Transferees of the Approving Holders to receive consideration or fees (of any kind, in any form and/or at any time) not available to all Members and Option Holders in a manner other than the manner in which such benefit would have been received by such Member or Option Holder had such benefit, together with the net consideration of the Approved Sale and any like consideration or fees received by any other Member or Option Holder or Affiliate thereof, been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Operating Agreement as in effect immediately prior to the consummation of the Approved Sale (assuming that the Member Interests included in the Transfer were all of the Equity Securities then outstanding).

(e) Each definitive agreement, whether written or oral, between the Approving Holders or any of their Affiliates or any Persons that would qualify as Permitted Transferees of the Approving Holders, on the one hand, and the third party purchaser or any of its Affiliates, on the other hand, governing or relating to, or otherwise in connection with an Approved Sale shall be disclosed in writing to the Board prior to any such party entering into such definitive agreement.

7. Public Offering. In the event that a Majority of the Board approves a recapitalization of, or a transaction which contemplates the recapitalization of, the Company or its Subsidiaries, including a public offering and sale of Equity Securities pursuant to an effective registration statement under the Securities Act (a “Public Offering”), including pursuant to the Registration Rights Agreement, then the Company and all holders of Member Interests shall take all necessary or desirable actions in connection with the consummation of such recapitalization as a Majority of the Board may reasonably request (i) to convert the Company to a corporate form or otherwise combine its Subsidiaries with, and/or cause them to be owned (directly or indirectly) by, a single corporation, in each case, in a tax-free transaction (except to the extent of taxable income or gain required to be recognized by a Person in an amount that does not exceed the amount of cash received by such Person upon the consummation of such recapitalization and/or any concurrent transaction), including, without limitation, the approval of a merger of the Company and/or one or more of its Subsidiaries with and into a newly formed “shell” corporation or one of the Subsidiaries, with the result that each Person shall hold capital stock of such surviving corporation (the “Successor Corporation”) with rights, preferences and privileges that are equivalent to the Member Interests held by such Person (provided that concurrently with and contingent upon the consummation of such conversion, merger or other form of recapitalization, business combination or merger, (A) each Option Holder shall take all such actions as may be necessary or desirable to exercise the Option, and (B) at the request of any holder of Class A-2 Common Units and Class E-2 Common Units, such holder’s Class A-2 Common Units and/or Class E-2 Common Units, as the case may be, will instead be converted into common stock having the same rights and preferences (i.e., containing voting rights) as Class A-1 Common Units and Class E-1 Common Units, respectively), and (ii) to cause the Successor Corporation to assume all of the obligations of the Company under the Transaction Documents. Notwithstanding the foregoing, it is the intent of the parties hereto that any such Public Offering will result in the parties hereto obtaining common stock of the company whose Equity Securities are so offered in exchange for, and in proportion to, their interests in the Company that are Common Units immediately prior to such recapitalization (calculated as if all outstanding Options had been fully exercised as of such time), as if such common stock (valued at the price at which shares of common stock are sold to the public in such offering) were distributed in liquidation of the Company pursuant to the Operating Agreement.

8. Preemptive Rights.

(a) Subject to Section 8(b) below, if the Company proposes to issue any Common Units, any Option or any Convertible Security, the Company will offer to sell to each Member and Option Holder a number of such securities (“Offered Units”) equal to the product of (i) the quotient determined by dividing (A) the percentage of Points (on a fully-diluted basis) represented by the Member Interests owned by such Member or Option Holder by (B) the aggregate percentage of all Points outstanding immediately prior to the proposed issuance (on a fully-diluted basis), and (ii) the Offered Units; provided that for the purpose of calculating Offered Units with respect to any Management Member, the “Member Interests owned by such Member” shall mean such Member’s Class B Common Units and all Vested Incentive Units held by such Member at the time of such calculation; and provided, further, that, if the Company offers any Offered Units at any time during the six months following the date of this Agreement, the first $4.5 million in purchase or subscription price of such Offered Units will be offered exclusively to the Oak Hill Purchasers (to be allocated among them as OHCP may designate), and will be offered to other Members and Option Holders only to the extent that the Oak Hill Purchasers do not elect to purchase or subscribe for them. The Company shall give each Member and Option Holder at least thirty (30) days prior written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the “Issuance Notice”). Each Member and Option Holder will be entitled to purchase such securities at the same price and on the same terms (including, if more than one type of security is issued, the same proportionate mix of such securities) as the securities are issued by delivery of irrevocable written notice (the “Election Notice”) to the Company of such election within thirty (30) days after delivery of the Issuance Notice (the “Preemptive Period”). If any Member or Option Holder has elected to purchase any Offered Units, the sale of such units shall be consummated as soon as practical (but in any event within twenty (20) days) after the delivery of the Election Notice. To the extent the Members and Option Holders do not elect to, or are not entitled to, purchase all of the Offered Units, then the Company may issue the remaining Offered Units at a price and on terms no more favorable to the transferee(s) thereof specified in the Issuance Notice during the 120-day period following the Preemptive Period. Notwithstanding anything in this Section 8 to the contrary, the Company shall not be deemed to have breached this Section 8 if, within 30 days following the issuance of any Units, Option or Convertible Securities in contravention of this Section 8, the Company or the Transferee of such Units, Options or Convertible Securities offers to sell a portion of such Units, Options or Convertible Securities or additional Units, Options or Convertible Securities to each Member and Option Holder so that, taking into account such previously-issued securities and any such additional securities, each Member and Option Holder will have had the right to purchase or subscribe for securities in a manner consistent with the allocation provided in the initial sentence of this Section 8(a).

(b) The rights contained in this Section 8 shall not apply to (i) the issuance of Common Units (including any Option or Convertible Security) as a dividend or upon any subdivision or Unit split of outstanding Common Units; (ii) the issuance of Equity Securities upon conversion of any Convertible Securities or the exercise of any Option; (iii) the issuance of Common Units pursuant to Options, or the grant of Options to subscribe for Common Units, to officers, directors and other employees or independent contractors of the Company, approved by, or pursuant to arrangements approved by, a Majority of the Board, (iv) the issuance of Common Units pursuant to any underwritten public offering, (vi) the issuance of any Common Unit (including any Option or Convertible Security) as consideration for the acquisition of any Person or business or unit or division thereof or any other asset or other property to be used in the operations of the Company or any of its Subsidiaries or (vii) the issuance of any Class B Common Unit pursuant to Section 5 of the Investor Securities Purchase Agreement.

9. Certain Future Issuances. The Company and each Member and Option Holder hereby agree that, notwithstanding anything in this Agreement or any other Transaction Document to the contrary, any issuances of Units made to fund acquisitions by the Company on or prior to the second anniversary of the date hereof and/or related expenses shall be (i) in the form of Class A Common Units and Class B Common Units (with such Class B Common Units being issued to any Management Member that participates in such issuance and to any other employee of the Company or any of its Subsidiaries that the Board may designate to purchase Class B Common Units, and Class A Common Units being issued to all other subscribing Persons) and (ii) in each case, at a price of $1.00 per Unit, and each Member and Option Holder hereby waives any objection to the issuance of any such Common Unit (including to ABRY or any Affiliate thereof, so long as the Company complies with Section 8 hereof) at such price.

10. Legend. Each certificate or instrument evidencing Member Interests and each certificate or instrument, if any, issued in exchange for or upon the Transfer of any Member

Interests (if such units remain) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE

WERE ORIGINALLY ISSUED ON             ,             ,

AND HAVE NOT BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER

OF THE SECURITIES REPRESENTED BY THIS

CERTIFICATE IS SUBJECT TO A MEMBERS AGREEMENT

DATED AS OF MARCH 1, 2004, BY AND AMONG THE

ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND

CERTAIN OF THE COMPANY’S MEMBERS, AS IN EFFECT

FROM TIME TO TIME. A COPY OF SUCH MEMBERS

AGREEMENT WILL BE FURNISHED WITHOUT CHARGE

BY THE COMPANY TO THE HOLDER HEREOF UPON

WRITTEN REQUEST.”

The legend set forth above shall be removed from the certificates and instruments evidencing any units which cease to be subject to this Agreement.

11. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Member Interests in violation of any provision of this Agreement or of the Operating Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Member Interests as the owner of such units for any purpose.

12. Transfer of Member Interests.

(a) In connection with the Transfer of any Member Interests other than a Transfer pursuant to a Public Sale, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel reasonably acceptable to the Company (which such opinion requirement may be waived by the Company in its sole discretion) to the effect that such Transfer of Member Interests may be effected without registration of such Member Interests under the Securities Act. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, no Member or Option Holder shall Transfer any Option or Common Unit if, as a result of and after giving effect to such Transfer, an obligation would arise under the Exchange Act to register any Common Units.

(b) No Transfer or issuance of any Member Interests (other than pursuant to a Public Sale) shall be permitted unless and until the prospective transferee agrees to become a party to this Agreement and be bound by all the terms and conditions hereof to the same extent as the transferring party by executing and delivering to the Company a joinder to this Agreement in substantially the form attached hereto as Exhibit A or Exhibit B, as applicable.

13. Information Rights. So long as any Non-Management Member continues to hold any Member Interest, the Company shall deliver, or cause to be delivered to such Non-Management Member:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (other than in the case of the fiscal year ended December 31, 2003, which shall be as soon as available, but in any event within 90 days after the date hereof),

(i) a copy of the consolidated and consolidating balance sheet of Holdings and its Subsidiaries and each of Holdings’ reportable segments (other than in the case of the fiscal year ended December 31, 2003, which shall be for the System, as that term is defined in the Asset Purchase Agreement), in each case as at the end of such fiscal year and the related consolidated and consolidating statements of operations, members’ equity and cash flows for such fiscal year;

(ii) in the case of each fiscal year ending after December 31, 2003, a copy of the consolidated balance sheet of the Company and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of operations, members’ equity and cash flows for such fiscal year, in the case of each of clause (i) and (ii) above, setting forth in comparative form the figures (if any) for the previous year and accompanied by a report thereon, without qualification arising out of the scope of the audit of independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 60 days after the end of the final fiscal quarter of each fiscal year of the Company, the unaudited consolidated and consolidating balance sheet of Holdings and its Subsidiaries, in each case, as and at the end of such fiscal quarter, and the related unaudited consolidated and consolidating statements of operations and cash flows for such quarterly period; and

(c) as soon as available, but in any event not later than 45 days (60 days for the periods ended March 31, 2004 and June 30, 2004) after the end of each of the first three fiscal quarters of each fiscal year of the Company (other than any quarterly period ending prior to the date hereof), the unaudited consolidated and consolidating balance sheet of Holdings and its Subsidiaries and each of Holdings’ reportable segments, in each case, as at the end of each such quarter and the related unaudited consolidated and consolidating statements of operations and cash flows for such quarterly period and the portion of the fiscal year of Holdings through such date;

all such financial statements described in subsections (a) and (b) above to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments with the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP.

14. Other Covenants.

.

(a) For so long as any Non-Management Member holds any Common Units, the Company will, and will cause each Subsidiary to, preserve, renew and keep in full force and effect its limited liability company or corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, patents, trademarks and trade names the loss of which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section 14(a) shall not be deemed to restrict the Company or any of its Subsidiaries from abandoning or failing to pursue or enforce any Intellectual Property or registrations or applications therefor, which actions or inactions are taken in the Company's or its Subsidiary's commercially reasonable discretion and would not, in the aggregate, have a Material Adverse Effect.

(b) For so long as any Non-Management Member holds any Common Units, the Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 14(b) shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) For so long as any Non-Management Member holds any Common Units, the Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations that are engaged in the same or a similar business and are otherwise similarly situated.

(d) For so long as any Member holds any Common Units, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) The Company will, upon the request of any Non-Management Member, provide such Member and any qualified institutional buyer designated by such Member such financial and other information as such Member may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities

Act in connection with the resale of a Membership Interest, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this Section 3(g), the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

(f) For so long as any Non-Management Member holds any Common Units, the Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all applicable laws; and permit representatives of any Non-Management Member holding Common Units representing 10% of the Company’s Common Units on a fully diluted basis upon reasonable notice (no more frequently than annually) to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records (including without limitation insurance policies) at any reasonable time and upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of the Company and its Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the Company, in each case at such Member’s expense.

(g) Affiliate Transactions.

(i) For so long as any Non-Management Member holds any Common Unit, the Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, conduct any business or enter into, renew, amend or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any assets or the rendering of any service) with or for the benefit of any of their respective Affiliates (each an “Affiliate Transaction”), unless notice in advance thereof is given to the Oak Hill Director and:

(A) such Affiliate Transaction taken as a whole, is a bona fide transaction on terms which are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction on an arm’s-length basis with an unaffiliated third party;

(B) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $5,000,000, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the clause (i)(A) above, or each Non-Management Member shall have received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Subsidiary involved in such Affiliate Transaction, as the case may be; and

(C) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $15,000,000, such Affiliate Transaction is in writing and each Non-Management Member shall have received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Subsidiary involved in such Affiliate Transaction, as the case may be.

(ii) Notwithstanding the foregoing, the restrictions set forth in Section 14(g)(i) above shall not apply to any of the following of which notice in advance is given to the Oak Hill Director (provided that the requirements set forth in clause (i)(A) above shall apply to any transaction described in clause (ii)(E) below):

(A) transactions with or among the Company and any wholly-owned Subsidiary or between or among wholly-owned Subsidiaries;

(B) any issuance of Equity Securities of the Company, or other payments, awards or grants in cash, in each case pursuant to employment arrangements or stock option plans for the benefit of employees, officers, directors, and consultants who are not otherwise Affiliates of the Company and, in each case, made in the ordinary course of business;

(C) advances to officers, directors, employees and consultants who are not otherwise Affiliates of the Company made, in each case, in the ordinary course of business and in an aggregate outstanding amount not to exceed $1,000,000 in any calendar year;

(D) the payment of reasonable directors’ fees, indemnification and similar arrangements, expense reimbursements, consulting fees (to Persons who are not otherwise Affiliates of the Company or any of its Subsidiaries), employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Subsidiary, in each case, entered into in the ordinary course of business (including reasonable benefits thereunder);

(E) issuances and sales of Equity Securities of the Company to which the rights described in Section 8(a) are applicable or that are described in clauses (i), (ii) or (iii) or Section 8(b); and

(F) any transactions undertaken pursuant to any contractual obligations in existence on the date hereof and which are described on Schedule 1 attached hereto, as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is no less favorable to the Company and its Subsidiaries in any material respect.

15. Confidentiality. Each Member and Option Holder agrees (as to itself) that it will, and will cause each Board Observer that it designates to, maintain the confidentiality of all Confidential Information in accordance with procedures adopted by such Member or Option Holder in good faith to protect confidential information of third parties delivered to it and will not use (and will cause each Board Observer that it designates not to use) any Confidential Information other than for a purpose reasonably related to such Member’s or Option Holder’s investment in the Company; provided that each Member or Option Holder and each Board Observer that it designates may deliver or disclose Confidential Information to (i) such Member’s or Option Holder’s directors, officers, employees, agents, attorneys, affiliates and financial and professional advisors (in each case, to the extent such disclosure reasonably relates to the administration of the investment represented by the Member Interests held by such Member or

Option Holder) who agree to hold confidential and refrain from using the Confidential Information substantially in accordance with the terms of this Section 15, (ii) any other holder of any Membership Interest that is bound by this Section 15 to the same extent as such Member or Option Holder, (iii) any Person to which such Member or Option Holder may sell or offer to sell any Membership Interest or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 15 to the same extent as such Member or Option Holder), (iv) any Person from which such Member or Option Holder may offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 15 to the same extent as such Member or Option Holder), (v) any federal or state regulatory authority having jurisdiction over the Member or Option Holder, (vi) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Member’s or Option Holder’s investment portfolio or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any applicable law, rule, regulation or order, (x) in response to any subpoena or other legal process, (y) in connection with any litigation or (z) in the case of any holder of a Series A Preferred Unit, if an Event of Default (as defined in the Preferred Securities Purchase Agreement) has occurred and is continuing, to the extent it may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement and the Preferred Securities Purchase Agreement.

16. Optional Repurchase Following Purchase Price Adjustment. If there is a post-closing adjustment that reduces the cash purchase price to be paid by Atlantic Broadband Finance, LLC under the Asset Purchase Agreement then, at any time and from time to time up to and including the first anniversary of the date on which Atlantic Broadband Finance, LLC receives the proceeds payable to it under the Asset Purchase Agreement as a result of such reduction, at the sole discretion of the Board, the Company shall have the option to make an offer to each holder of Class A Common Units, Class B Common Units or any Option to redeem (or, in the case of any Option, to repurchase, either in whole or in part) the Class A Common Units, Class B Common Units and Options held by such Unitholders and Option Holders, respectively, in an aggregate amount up to the amount of the Cash Equity Contribution Adjustment, pro rata among such Unitholders and Option Holders based upon the number of Class A Common Units and/or Class B Common Units on a fully diluted basis held by such Unitholders and Option Holders, at the Redemption Price therefor. In the event that the Company elects to redeem any Class A Common Units and Class B Common Units or to repurchase all or any portion of any Option pursuant to the first sentence of this Section 16, the Company shall send a notice (a “Redemption Notice”) to such effect no less than 10 days prior to the redemption date to each holder of Class A Common Units and/or Class B Common Units and each Option Holder, which notice shall set forth the date fixed for redemption and the number of Class A Common Units and/or Class B Common Units to be redeemed from such Unitholder or the portion of any Option to be repurchased, as the case may be. Any such holder may decline the offer in whole or in part by giving the Company written notice to such effect within five days following receipt of the applicable Redemption Notice; provided that a failure of any holder to accept an offer to redeem made pursuant to this Section 16 shall be deemed to constitute a rejection of such offer as to all Class A Common Units, Class B Common Units or Options held by such holder to the extent such offer is not accepted. If and to the extent that any holder of

Class A Common Units or Class B Common Units or any Option Holder declines to have redeemed or repurchased the full amount of Units or the full portion of any Option, as the case may be, that the Company has offered to redeem or repurchase pursuant to the first sentence of this Section 16, the Company shall have the right, at its sole discretion, to use any remaining portion of the Cash Equity Contribution Adjustment to redeem (or, in the case of any Option, to repurchase), on a similar basis, Class A Common Units, Class B Common Units and portions of Options held by the Unitholders and Option Holders who elected to have redeemed the full amount of their Options and Units that the Company specified in the Redemption Notice. For purposes of this Section 16, the “Redemption Price” means (i) with respect to any Class A Common Unit or Class B Common Unit to be redeemed, an amount equal to the sum of (A) the Common Capital Value for such Unit plus (B) the Unpaid Yield on such Unit through the date on which such Unit is to be redeemed and (ii) with respect to any portion of any Option to be repurchased, an amount equal to the sum of the Common Capital Value of the number of the Class A Common Units issuable upon exercise of such portion of the Option (the “Canceled Units”) plus the Unpaid Yield on the Canceled Units less the aggregate Exercise Price (as defined in the Option Agreement) that would have been payable to acquire the Canceled Units on the date of the applicable redemption had the Option Holder exercised such portion of the Option on such date; provided that for purposes of calculating such Unpaid Yield, the applicable Option Holder shall be deemed to have exercised such portion of the Option and become a Member and the holder of record of the Units issuable upon exercise of such portion of the Option as of the date issuance of such Option. Upon payment to any Option Holder of the Redemption Price with respect to any portion of any Option repurchased pursuant to this Section 16, the number of Units for which such Option is exercisable shall be reduced by the number of Cancelled Units applicable to such Option.

17. Amendment and Waiver.

(a) Subject to Sections 17(b) through Section 17(g) below, no modification, amendment or waiver of any provision of this Agreement (whether by merger, consolidation or otherwise) shall be effective against the Company, the Members and the Option Holders unless such modification, amendment or waiver is approved in writing by, respectively, the Company and the holders of a majority of the Common Units on a fully diluted as if converted basis; provided that: (i) no such modification, amendment or waiver will adversely affect the rights hereunder of any of the parties hereto when compared with its effect on the other similarly situated parties hereto without the prior written approval of a majority-in-interest of such adversely-affected parties, (ii) no such modification, amendment or waiver will adversely affect the rights hereunder of any holder of Series A Preferred Units without the prior written approval of the holders of a majority of the Series A Preferred Units (provided that such approving holders must include at least one Continuing Series A Preferred Holder if at the time such action is approved there is any Continuing Series A Preferred Holder), and (iii) no such modification, amendment or waiver will adversely affect the rights hereunder of any holder of Class E Common Units without the prior written approval of the holders of a majority of the Class E Common Units (provided that such approving holders must include at least one Continuing Class E Common Holder if at the time such action is approved there is any Continuing Class E Common Holder). A joinder to this Agreement by any other Person as a “Member” or an “Option Holder” hereunder shall not be deemed to adversely affect the rights of any other Member or Option Holder hereunder or to be a modification, amendment or waiver of this

Agreement for purposes of this Section 17. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b) Notwithstanding anything in Section 17(a) above to the contrary, this Agreement may not be modified, amended or waived (whether by merger, consolidation or otherwise) without the prior written approval of either of, or, if applicable, both of (x) at least one Continuing Class A-2 Common Holder if at such time there is any Continuing Class A-2 Common Holder, and (y) OHCP (or any of its Affiliates), if at the time such action is approved OHCP (or any of its Affiliates) is then a Continuing Class A-1 Common Holder, if the effect of such modification, amendment or waiver would (i) adversely affect the rights of the Members other than the ABRY Members pursuant to Section 5, (ii) adversely affect the rights of the Members (other than the ABRY Members) pursuant to Section 6, (iii) adversely affect the rights of the Members pursuant to Section 7, Section 8, Section 9 Section 13 or Section 16, or (iv) result in an amendment, modification or waiver of Section 14 or this Section 17(b).

(c) Notwithstanding anything in Section 17(a) above to the contrary, neither Section 3 of this Agreement nor this Section 17(c) may be modified, amended or waived (whether by merger, consolidation or otherwise) without the prior written approval of holders of a majority of the Class E Common Units then outstanding (or, if no Class E Common Units are then outstanding, then holders of a majority of the Class A Common Units acquired on the date hereof by the Qualified Members), provided that such approving holders must include at least one Continuing Series A Preferred Holder, Continuing Class A-2 Common Holder or Continuing Class E Common Holder if at such time there is any Continuing Series A Preferred Holder, Continuing Class A-2 Common Holder or Continuing Class E Common Holder.

(d) Notwithstanding anything in Section 17(a) above to the contrary, no modification, amendment or waiver (whether by merger, consolidation or otherwise) of: (i) any requirement in this Agreement that any action be approved or joined in by a Continuing Class A-2 Common Holder or the definition of the term “Continuing Class A-2 Common Holder” will be effective as against Northwestern or any of its Affiliates unless either such action is approved in writing by Northwestern or at the time such action is approved none of Northwestern or any of its Affiliates is a Continuing Class A-2 Common Holder, (ii) any requirement in this Agreement that any action be approved or joined in by a Continuing Class E Common Holder or the definition of the term “Continuing Class E Common Holder” will be effective as against Northwestern or any of its Affiliates unless either such action is approved in writing by Northwestern or at the time such action is approved none of Northwestern or any of its Affiliates is a Continuing Class E Common Holder, (iii) any requirement in this Agreement that any action be approved or joined in by a Continuing Series A Preferred Holder or the definition of the term “Continuing Series A Preferred Holder” will be effective as against Northwestern or any of its Affiliates unless either such action is approved in writing by Northwestern or at the time such action is approved none of Northwestern or any of its Affiliates is a Continuing Series A Preferred Holder, (iv) this Section 17(d) will be effective as against Northwestern or any of its Affiliates unless either such action is approved by Northwestern or at the time such action is approved none of Northwestern or any of its Affiliates is a Continuing Class A Common Holder, a Continuing Class E Common Holder or a Continuing Series A Preferred Holder or (v) Section

16, if such action would require Northwestern or any of its Affiliates to have its Units redeemed mandatorily, will be effective against Northwestern or any of its Affiliates unless either such action is approved by Northwestern or at the time such action is approved none of Northwestern or any of its Affiliates is a Continuing Class A Common Holder.

(e) Notwithstanding anything in Section 17(a) above to the contrary, no modification, amendment or waiver (whether by merger, consolidation or otherwise) of: (i) any requirement in this Agreement that any action be approved or joined in by a Continuing Class A-2 Common Holder or the definition of the term “Continuing Class A-2 Common Holder” will be effective as against New York Life or any of its Affiliates unless either such action is approved in writing by New York Life or at the time such action is approved none of New York Life or any of its Affiliates is a Continuing Class A-2 Common Holder, (ii) any requirement in this Agreement that any action be approved or joined in by a Continuing Class E Common Holder or the definition of the term “Continuing Class E Common Holder” will be effective as against New York Life or any of its Affiliates unless either such action is approved in writing by Northwestern or at the time such action is approved none of New York Life or any of its Affiliates is a Continuing Class E Common Holder, (iii) any requirement in this Agreement that any action be approved or joined in by a Continuing Series A Preferred Holder or the definition of the term “Continuing Series A Preferred Holder” will be effective as against New York Life or any of its Affiliates unless either such action is approved in writing by New York Life or at the time of such action none of New York Life or any of its Affiliates is a Continuing Series A Preferred Holder, (iv) this Section 17(e) will be effective as against New York Life or any of its Affiliates unless either such action is approved by New York Life or at the time such action is approved none of New York Life or any of its Affiliates is a Continuing Class A Common Holder, a Continuing Class E Common Holder nor a Continuing Series A Preferred Holder or (v) Section 16, if such action would require New York Life or any of its Affiliates to have its Units redeemed mandatorily, will be effective against New York Life or any of its Affiliates unless either such action is approved by New York Life or at the time such action is approved none of New York Life or any of its Affiliates is a Continuing Class A Common Holder.

(f) Notwithstanding anything in Section 17(a) above to the contrary, no modification, amendment or waiver (whether by merger, consolidation or otherwise) of (i) Section 2 or the second proviso to the first sentence of Section 8(a), if such action is adverse to OHCP or any of its Affiliates, (ii) Section 16, if such action would require any Oak Hill Purchaser (or any of its Affiliates) to have its Units redeemed mandatorily, (iii) any requirement in this Agreement that any action be approved or joined in by a Continuing Class A-1 Common Holder or by OHCP at any time when OHCP is a Continuing Class A-1 Common Holder, (iv) the definition of the term “Continuing Class A-1 Common Holder,” or (v) this Section 17(f), will be effective as against any Oak Hill Purchaser or any Affiliate thereof unless either such action is approved in writing by OHCP or at the time such action is approved none of OHCP or any of its Affiliates is a Continuing Class A-1 Common Holder.

(g) Notwithstanding anything in this Section 17 to the contrary, a modification, amendment or waiver made to reflect (A) the terms and conditions of any new class or series of Equity Securities (with respect to such Equity Securities) and any restrictions, rights, preferences and privileges associated therewith or (B) the restrictions on or rights of any Person who purchases Equity Securities of the Company after the date hereof (with respect to such Equity

Securities) shall, in each case, require only the approval of the Company and a Majority of the Members and not the approval of any Member or Option Holder; provided that no such modification, amendment or waiver will adversely affect the rights hereunder of any of the parties hereto when compared with its effect on the other similarly situated parties hereto without the prior written approval of a majority-in-interest of such adversely-affected parties.

18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

19. Entire Agreement. This document and the other Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

20. Termination. This Agreement will automatically terminate and be of no further force or effect immediately after the earlier of the consummation of (i) an Approved Sale or (ii) a Qualified Public Offering.

21. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Members and the Option Holders and any subsequent holders of their respective Member Interests and the respective successors and assigns of each of them, so long as they hold Member Interests; provided that none of (a) the rights of Northwestern (or any of its Affiliates), in its capacity as a Continuing Class A-2 Common Holder, Continuing Class E Common Holder and/or Continuing Series A Preferred Holder, pursuant to Section 3 or Section 17 may be assigned (other than to an Affiliate of Northwestern), (b) the rights of New York Life (or any of its Affiliates), in its capacity as a Continuing Class A-2 Common Holder, Continuing Class E Common Holder and/or Continuing Series A Preferred Holder, pursuant to Section 3 or Section 17 may be assigned (other than to an Affiliate of New York Life), (c) the rights of OHCP or any Oak Hill Purchaser (or any of their respective Affiliates), in its capacity as a Continuing Class A-1 Common Holder, pursuant to Section 17, or pursuant to the second proviso to the first sentence of Section 8(a), may be assigned (other than to an Affiliate of OHCP or such Oak Hill Purchaser) or (d) the rights of Merrill (or any of its Affiliates) pursuant to the penultimate proviso of Section 5(a) may be assigned (other than to an Affiliate of Merrill), in each case, without both the prior written consent of the Company and the approval of the Board.

22. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

23. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Member or Option Holder may in his, hers, or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

24. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

25. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three business days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications shall be sent to each Member and Option Holder at the address set forth for such Member and Option Holder on Schedule II attached hereto and to the Company at the address set forth below:

Atlantic Broadband Group, LLC
c/o ABRY Partners IV, L.P.
111 Huntington Avenue
30th Floor
Boston, MA 02199
Facsimile: 617-859-8797
Attention: Jay Grossman

with a copy (which will not constitute notice to the Company), to:

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, NY 10022 Facsimile: 212-446-4900 Attention: John L. Kuehn, Esq. Armand A. Della Monica, Esq.

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

26. Governing Law. To the extent required by the Delaware Act, all issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules to this Agreement shall be governed by, and construed in accordance with, the Delaware Act, without giving to effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of any other law. In all other respects, all issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules to this Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

27. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

28. Parties in Interest. Nothing herein shall be construed to be to the benefit of or enforceable by any Person that is not a party hereto including any creditor of the Company.

29. Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH MEMBER AND OPTION HOLDER HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH MEMBER AND OPTION HOLDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE COMPANY. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE

LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

30. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Members Agreement as of the date first above written.

ATLANTIC BROADBAND GROUP, LLC

By:	/s/ Edward T. Holleran

	Name:	Edward T. Holleran
	Title:	Chief Operating Officer

[SIGNATURES CONTINUE ON NEXT PAGE]

Signature Page to Members Agreement

ABRY PARTNERS IV, L.P.

By:	ABRY Capital Partners, L.P., Its General Partner

By:	ABRY Capital Partners, LLC, Its General Partner

By:	/s/ Jay Grossman

	Name:	Jay Grossman
	Title:	Vice President

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC

By:	/s/ Jay Grossman

	Name:	Jay Grossman
	Title:	Vice President

ABRY MEZZANINE PARTNERS, L.P.

By:	ABRY Mezzanine Investors, L.P., Its general partner

By:	ABRY Mezzanine Holdings LLC Its general partner

By:	/s/ Jay Grossman

	Name:	Jay Grossman
	Title:	Vice President

Signature Page to Members Agreement

OAK HILL CAPITAL MANAGEMENT PARTNERS, L.P.

By:	OHCP GenPar, L.P., its general partner
By:	OHCP MGP, L.L.C., its general partner

By:	/s/ Kevin G. Levy

	Name:	Kevin G. Levy
	Title:	Vice President

OAKHILL CAPITAL PARTNERS, L.P.

By:	OHCP GenPar, L.P., its general partner
By:	OHCP MGP, L.L.C., its general partner

By:	/s/ Kevin G. Levy

	Name:	Kevin G. Levy
	Title:	Vice President

OHCP ATLANTIC, L.L.C.

By:	Oak Hill Capital Partners, L.P., its managing member
By:	OHCP GenPar, L.P., its general partner
By:	OHCP MGP, L.L.C., its general partner

By:	/s/ Kevin G. Levy

	Name:	Kevin G. Levy
	Title:	Vice President

THE BOARD OF TRUSTEES OF THE LELAND STANDFORD JUNIOR UNIVERSITY (DAPER 2)

By:	/s/ Georganne Perkins

	Name:	Georganne Perkins
	Title:	Director, Private Equity

Signature Page to Members Agreement

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Mark E. Kishler

	Name:	Mark E. Kishler
	Its:	Authorized Representative

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Cécile Baker

	Name:	Cécile Baker
	Title:	Vice President

NEW YORK LIFE CAPITAL PARTNERS, L.P.

By:	NYLCAP Manager LLC
Its:	Investment Manager

By:	/s/ J M. Barker, V

	Name:	James M. Barker, V
	Title:	Vice President

GPSF SECURITIES, INC.

By:	/s/ Molly S. Fergusson

	Name:	Molly S. Fergusson
	Title:	Vice President

Signature Page to Members Agreement

/s/ Edward T. Holleran

Edward T. Holleran

/s/ David J. Keefe

David J. Keefe

Signature Page to Members Agreement

/s/ Patrick Bratton

Patrick Bratton

Signature Page to Members Agreement

/s/ Chris Daly

Chris Daly

Signature Page to Members Agreement

/s/ David Dane

David Dane

Signature Page to Members Agreement

/s/ Kevin Maguire

Kevin Maguire

Signature Page to Members Agreement

/s/ Stephen Grossman

Stephen Grossman

Signature Page to Members Agreement

/s/ Matthew Murphy

Matthew Murphy

Signature Page to Members Agreement

/s/ Richard Shea

Richard Shea

Signature Page to Members Agreement

/s/ Thomas Roundtree

Thomas Roundtree

Signature Page to Members Agreement

/s/ Almis Kuolas

Almis Kuolas

SCHEDULE I

Member Interests

	Class A Common Units		Class B Common Units	Class C Common Units	Class D Common Units	Class E Common Units		Series A Preferred Units
Members
ABRY Partners IV, L.P.	119,933,500
ABRY Investment Partnership, L.P.	66,500
ABRY Mezzanine Partners, L.P.	10,000,000					4,458,363		40,000,000
Oak Hill Capital Partners, L.P.	24,777,188
Oak Hill Capital Management Partners, L.P.	635,312
OHCP Atlantic, L.L.C.	1,337,500
The Board of Trustees of the Leland Stanford Junior University (DAPER 2)	250,000	*
New York Life Capital Partners, L.P.	8,000,000	*				1,671,886	*	15,000,000
The Northwestern Mutual Life Insurance Company	5,000,000	*				2,786,477	*	25,000,000
Merrill Lynch Capital Corporation						1,114,591	*	10,000,000
David Keefe			300,000		5,700,000
Edward Holleran			200,000		5,700,000
Patrick Bratton					950,000
Chris Daly					830,000
David Dane					950,000
Kevin Maguire					715,000
Stephen Grossman					355,000
Matthew Murphy					475,000
Richard Shea					240,000
Thomas Roundtree					145,000
Almis Kuolas					950,000
Jack Langer					115,000
Bartlett Leber					225,000
Donna Garofano					180,000
Dave Floberg					90,000
John Van Luling					135,000
Holly Delasandro					90,000

	Class A Common Units		Class B Common Units	Class C Common Units	Class D Common Units	Class E Common Units	Series A Preferred Units
Robert Peznola					135,000
David Isenberg					115,000
GE Capital Corporation	2,000,000	**
Total	172,000,000		500,000	0	18,095,000	10,031,317	90,000,000

*non-voting series

**options to purchase non-voting series

2

SCHEDULE II

Notices

If to the Company, to:

c/o ABRY Partners, LLC

111 Huntington Avenue

30th Avenue

Boston, MA 02199

Attention:     Jay Grossman

Facsimile:     (617) 859-7205

With a copy, which shall not constitute notice to the Company, to:

Kirkland & Ellis LLP

Citicorp Center

153 East 53rd Street

New York, NY 10022

Attention:     John L. Kuehn, Esq.

Facsimile:     (212) 446-4900

If to ABRY or ABRY Investment Partnership, L.P., to:

c/o ABRY Partners, LLC

111 Huntington Avenue

30th Avenue Boston, MA 02199

Attention:     Jay Grossman

Facsimile:     (617) 859-7205

With a copy, which shall not constitute notice to ABRY, to:

Kirkland & Ellis LLP

Citicorp Center

153 East 53rd Street

New York, NY 10022-4611

Attention:     John L. Kuehn, Esq.

Facsimile:     (212) 446-4900

If to ABRY Mezzanine, to:

c/o ABRY Partners,

LLC 111 Huntington Avenue

30th Avenue

Boston, MA 02199

Attention:     Dan Budde

Facsimile:     (617) 859-7205

With a copy, which shall not constitute notice to ABRY Mezzanine, to:

Kirkland & Ellis LLP

Citicorp Center 153 East 53rd Street

New York, NY 10022-4611

Attention:     John L. Kuehn, Esq.

Facsimile:     (212) 446-4900

If to Northwestern, to:

The Northwestern Mutual Life Insurance Company

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention:     Securities Department

Facsimile:     (414) 665-7124

With copies, which shall not constitute notice to Northwestern, to:

Schiff Hardin LLP

6600 Sears Tower

Chicago, IL 60606

Attention:     Andrew Kling, Esq.

Facsimile:     (312) 258-5700

If to OHCP, OHCP Atlantic, L.L.C., Oak Hill Capital Management Partners, L.P. or The Board of Trustees of the Leland

Stanford Junior University (DAPER 2), to:

201 Main Street, Suite 2415

Forth Worth, TX 76102

Attention:     Chief Financial Officer

Facsimile:     (817) 339-7350

With a copy, which shall not constitute notice to such Person, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:     Kenneth M. Schneider

Facsimile:     (212) 757-3990

If to New York Life Capital Partners, L.P., to:

51 Madison Avenue

New York, New York 10010

Attention:     Quint Barker, Donnamarie Cristina

Facsimile:     (212) 576-5591

With a copy, which shall not constitute notice to New York Life Capital Partners, L.P., to:

Schiff Hardin LLP

6600 Sears Tower

Chicago, IL 60606

Attention:     Andrew Kling, Esq.

Facsimile:     (312) 258-5700

If to GPSF Securities, Inc., to:

c/o GE Capital Corporation

Structured Finance Department

120 Long Ridge Road

Stamford, CT 06927

Attention:     Doug Tapley

If to Merrill, to:

Merrill Lynch Capital Corporation

4 World Financial Center

250 Vesey Street

New York, NY 10080

Attention:     Cecile Baker, Vice President

Facsimile:     (212) 738-1957

With a copy, which shall not constitute notice to Merrill, to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attention:     Jonathan Schaffzin, Esq.

Facsimile:     212) 269-5420

If to any Management Member, to:

Atlantic Broadband Group, LLC

One Batterymarch Park

Suite 405

Quincy, MA 02169

Attention:     [such Management Member]

Facsimile:     617-786-8803

SCHEDULE 1

Affiliate Transactions

Reimbursement Agreement, dated as of March 1, 2004, by and among the Company, Atlantic Finance and ABRY Partners, LLC, a Delaware limited liability company.

This Agreement.

Registration Rights Agreement.

Members Agreement.

Operating Agreement.

Investors Securities Purchase Agreement.

Preferred Securities Purchase Agreement.

Incentive Unit Purchase Agreements to entered into between the Company and each of Edward Holleran, David Keefe and certain other members of the Company’s management.

Employment Agreements to be entered into between the Company and each of Edward Holleran, David Keefe and certain other members of the Company’s management.

EXHIBIT A

FORM OF JOINDER [NEW MEMBERS]

TO MEMBERS AGREEMENT

THIS JOINDER to the Members Agreement, dated as of March 1, 2004 by and among Atlantic Broadband Group, LLC, a Delaware limited liability company (the “Company”), and the Members and Option Holders parties thereto (“Agreement”), is made and entered into as of [                ] by and between the Company and [                        ] (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain Member Interests, and the Agreement and the Company requires Holder, as a holder of such interests, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, he, she or it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Member for all purposes thereof. In addition, Holder hereby agrees that all Common Units and Preferred Units held by Holder shall be deemed [Add for transferees of ABRY/Oak Hill Member Interests: [ABRY/Oak Hill]] Member Interests for all purposes of the Agreement.

2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of his, her or its Member Interests and the respective successors and assigns of each of them, so long as they hold any Member Interests.

3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4. Notices. For purposes of Section 20 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Facsimile Number]

5. Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

ATLANTIC BROADBAND GROUP, LLC

By:

Name: Title:

[HOLDER]

By:

Name: Title:

EXHIBIT B

FORM OF JOINDER [OPTION HOLDERS]

TO MEMBERS AGREEMENT

THIS JOINDER to the Members Agreement, dated as of March 1, 2004, by and among Atlantic Broadband Group, LLC, a Delaware limited liability company (the “Company”) and the Members and Option Holders parties thereto (the “Agreement”), is made and entered into as of [                ], by and between the Company and [                        ] (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, Holder has acquired an Option to acquire [            ][Class/Series] Units and, as a condition precedent to the issuance of the Option, the Company requires that Holder, as the holder of Member Interests, become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, he, she or it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed an Option Holder and shall be entitled to all the rights incidental thereto. The Holder and the Company acknowledge and agree that the Holder is not and shall not be deemed to be a Member as a result of the Holder executing this Joinder and becoming a party to the Agreement.

2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Holder’s Member Interests and the respective successors and assigns of each of them.

3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4. Notices. For purposes of Section 25 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Facsimile Number]

5. Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first written above.

ATLANTIC BROADBAND GROUP, LLC

By:

Name: Title:

[HOLDER]

By:

Name: Title: